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                                 PIPER & MARBURY
                                      L.L.P
                              Charles Center South
                             36 South Charles Street
                         Baltimore, Maryland 21201-3018
                                  410-539-2530
                                Fax: 410-539-0489


                                January 26, 1996


The Czech Republic Fund, Inc.
Oppenheimer Tower
One World Financial Center
200 Liberty Street
New York, New York  10281

Ladies and Gentlemen:

         As special Maryland counsel to The Czech Republic Fund, Inc., a Maryland corporation (the "Corporation"), in connection with a rights offering pursuant to which holders of the outstanding shares of common stock, par value $.001 per share (the "Common Stock"), will be issued transferable rights (the "Rights") entitling the holders to purchase one new share of Common Stock for each three Rights held and the registration under the Securities Act of 1933, as amended (the "Act"), of 1,600,000 shares of Common Stock of the Corporation (the "Shares") issuable upon the exercise of the Rights, we have examined the Articles of Incorporation of the Corporation filed with the Maryland State Department of Assessments and Taxation (the "SDAT") on March 3, 1994, the Articles of Amendment and Restatement filed with the SDAT on September 8, 1994, the By-Laws of the Corporation and resolutions of the Corporation's Board of Directors authorizing the organization of the Corporation, the issuance of its outstanding capital stock and the issuance of the Rights and the Shares issuable upon exercise of the Rights. We have additionally examined the Certificate of Corporate Officer dated January 26, 1996, including all exhibits attached thereto (the "Certificate"). In rendering our opinion, we are relying on the Certificate and have made no independent investigation or inquiries as to the matters set forth therein.

         Based on our examination, we advise you that in our opinion: the Shares to be issued by the Corporation upon the exercise of the Rights have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement on Form N-2 of the Corporation filed with the Securities and Exchange Commission, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus.


                                                Very truly yours,


                                                /s/ PIPER & MARBURY L.L.P.